Exhibit G

US$1,000,000,000 3.25% Notes due 2021 and Ps. 162,050,000,000 CLP-Denominated 5.50% Notes due 2020 – Names and Addresses of Underwriters

Deutsche Bank Securities Inc.

60 Wall Street

New York, New York 10005

HSBC Securities (USA) Inc.

452 Fifth Avenue

New York, New York 10018